                                                                 EXHIBIT  10.39


                          [DETROIT EDISON LETTERHEAD]

                                 July 24, 2000


Mr. Eric H. Peterson
2207 Cambria Boulevard
Dallas, Texas  75214

Dear Eric:

Pursuant to approval by the Board of Directors, I am pleased to offer you employment in the position of Senior Vice President and General Counsel at an annual salary of $325,000.

Upon employment, you will be eligible for the benefits described in the Benefit Highlights brochure enclosed, as well as the perquisites described on a separate listing also enclosed. In addition, you will receive the following:

- You will receive a signing bonus of $100,000 to be paid in your first paycheck.

- You will receive an immediate annual benefit of two weeks (10 days) vacation for 2000. In subsequent years you will receive four weeks (20 days) of vacation.

- You will be paid an amount (considered imputed income to be grossed up for taxes) to cover the premium for three (3) months health care coverage for you and your dependents under the Company's plan. After that you will be eligible for normal participation in the Company's health care plan.

- You will be eligible to participate in our supplemental executive retirement plan. The current design is under review and is likely to change. The new plan is being designed to provide competitive retirement benefits.

- You will be eligible to participate in our annual incentive plan. The plan provides for a target annual bonus of 50% of salary with a potential award of 100% adjusted for performance. For the year 2000, you will be eligible for a pro-rata share of the applicable bonus. However, the bonus will be adjusted to ensure that your 2000 total cash compensation from DTE Energy and your prior employer is at least $450,000.

- You will be eligible for annual grants under our Long-Term Incentive Plan that provides for a target award of 60% of salary (30% in performance shares and 30% in stock options). Performance share grants pay out in accordance with performance on a number of corporate goals with a potential award of 200% of the grant.

Mr. Eric H. Peterson
July 24, 2000
Page 2

- You will be eligible for relocation assistance that will include interim living for 90 days, moving your household goods and assistance in selling your home. See the enclosed relocation guide.

- You will be eligible for a mortgage differential payment of up to $3,000 per month for three years after employment. This payment will be calculated as the difference between your current mortgage payment and your mortgage payment on your home in Michigan.

- As a Senior Vice President, you will receive a change-in-control severance arrangement.

Subject to the approval of the Special Committee on Compensation of the Board of Directors, you will be granted the following shares of stock pursuant to our Long-Term Incentive Plan:

- 8,000 shares of restricted stock in the Long-Term Incentive Plan with a vesting period of four (4) years from the date of grant. These shares will pay current dividends in accordance with the Company's dividend policy. At current policy, this would equal $16,480.

- 10,000 shares of nonqualified stock options (vesting annually over four years from the date of grant).

This offer is subject to successful completion of a pre-employment physical examination and a review of references.

Please contact me at (313) 235-8610 after you have completed your review of this offer of employment. I hope to hear from you soon.

                                                  Sincerely,

                                                  /s/ Sandra J. Miller


Attachments


Accepted:


--------------------------------
Eric H. Peterson           Date